Exhibit 5.1

Maslon LLP Office Dial: 612.672.8200 www.maslon.com

May 18, 2022

Predictive Oncology Inc.
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121

Re: Issuance of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Predictive Oncology Inc., a Delaware corporation (the “Company”) in connection with two registered direct offerings. First, on May 16, 2022, the Company entered into a securities purchase agreement (the “First Offering SPA”) with certain institutional and accredited investors pursuant to which the Company agreed to issue and sell in a registered direct offering (the “First Offering”) an aggregate of 3,837,280 shares of its common stock, at a purchase price of $0.60 per share. Pursuant to the First Offering SPA, in a concurrent private placement, the Company also agreed to issue to these purchasers unregistered warrants to purchase up to an aggregate of 3,837,280 shares of common stock (the “Investor Warrants”). The Investor Warrants have an exercise price equal to $0.70 per share, will become exercisable six months from the date of issuance, and will expire five and one-half years from the date of issuance.

In addition, in a concurrent registered direct offering (the “Second Offering”), on May 16, 2022, the Company entered into a securities purchase agreement (the “Second Offering SPA”) with certain institutional and accredited investors pursuant to which the Company agreed to issue and sell an aggregate of 8,162,720 shares of its common stock, at a purchase price of $0.60 per share (together with the shares issued to investors in the First Offering, the “Investor Shares”). The Company also entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with each of the purchasers in the Second Offering. Under the Warrant Amendment Agreement, Company agreed to amend certain existing warrants to purchase up to 16,325,434 shares of common stock that were previously issued in 2020 and 2021 to the purchasers, with exercise prices ranging from $1.00 to $2.00 per share (the “Existing Warrants”).

The Investor Shares are to be sold by the Company pursuant to a prospectus supplement corresponding to each of the First Offering and the Second Offering, each dated May 16, 2022, and the accompanying base prospectus, dated May 5, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-255582) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed, including the First Offering SPA, the Second Offering SPA, the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and such other documents, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs.). As to any facts material to the opinions expressed herein, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Investor Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Investor Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MASLON LLP